Exhibit 99.1

Recent Developments

We have experienced improvement and further recovery in our comparable system-wide RevPAR after the end of the second quarter of 2021. System-wide RevPAR improved from approximately 50% of 2019 levels prior to Memorial Day to nearly 75% of 2019 levels in the month of July, with RevPAR at approximately $100. July leisure transient revenue was nearly 20% ahead of 2019 levels in the United States and greater than 20% ahead of 2019 in Mainland China. System-wide RevPAR in August was approximately $90, a modest decline from July, driven by normal seasonality and an increase in travel restrictions in certain markets related to the Delta variant of COVID-19. September system-wide RevPAR is trending at approximately $85 with growing momentum in business transient and group business. While group cancellations have been elevated in August and September, new group bookings have remained strong. In addition, business transient bookings have accelerated materially in September as compared to August 2021. The pace of growth remains strong, with 7.4% net rooms growth over the past 12 months as of August 2021. Finally, we completed the sale of two assets in September and realized $500 million of gross proceeds, executing our March 2019 commitment to realize gross proceeds greater than our target of $1.5 billion from the sale of real estate before our target deadline of March 2022. As previously disclosed, we have further committed to realize an additional $2.0 billion of gross proceeds from the sale of hotel real estate by the end of 2024.